UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report — April 1, 2005

(Date of earliest event reported)

PREMIER ENTERTAINMENT BILOXI LLC

(Exact name of registrant as specified in its charter)

Delaware	333-114339	20-0495680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

111 Lameuse St., Suite 104, Biloxi,	MS 39530
(Address of principal executive offices)	(Zip Code)

Area Code (228) 374-7625
(Registrant’s telephone number)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 24.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On March 30, 2005 Premier Entertainment Biloxi LLC executed two change orders amending the guaranteed maximum price contract with the General Contractor, Roy Anderson Corporation, and increasing it in the amount of $4,152,154.

1)	Highlights of change order No. 002 are as follows:

Additional steel for increased structural bracing for durability during storm surges based upon increased new wave load analyses from our Structural Engineer.

Additional steel and finishes associated with the redesign of the Porte Cochere to increase functionality and traffic flow.

Increased labor costs associated with the installation of EIFS.

Additional painting, flooring, and finishes due to increased square footage and additional rooms associated with Change Order Number 001.

2)	Highlights of change order No. 003 are as follows:

Per the agreement by and between Premier Entertainment Biloxi LLC and RCSH Operations, LLC, (“Ruths Chris Steakhouse”), Premier Entertainment Biloxi LLC is responsible for certain construction costs reflected in Exhibit 2.2 to this Form 8-K. The construction costs include the interior and exterior structure, electrical system and mechanical components to prepare approximately 7,500 square feet of space for Ruths Chris Steakhouse.

After taking these change orders into effect, the contingency line item remaining is approximately $4.2 million. We believe these funds plus excess liquidity of approximately $4.6 million is sufficient to complete The Hard Rock Hotel & Casino Biloxi on time and within budget.

Item 9.01               Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits is being filed herewith:

2.1	Change Order Agreement Number 002 effective March 30, 2005 between Premier Entertainment Biloxi LLC and Roy Anderson Corp.

2.2	Change Order Agreement Number 003 effective March 30, 2005 between Premier Entertainment Biloxi LLC and Roy Anderson Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 1, 2005	Premier Entertainment Biloxi LLC

	By:	/s/ Gregory J. Bosarge
Gregory J. Bosarge
Vice President and Chief Financial Officer